UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): September 24th, 2003

BANYAN CORPORATION
(Exact name of registrant as specified in its chapter)

OREGON	000-26065	84-1346327
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Suite 500, 1925 Century Park East,
Los Angeles, California 90067
(Address of principal executive offices)

(800) 808-0899
( Registrant's telephone number, including area code)

ITEM 1. Changes in Control of Registrant

Not Applicable

ITEM 2. Acquisition or Disposition of Assets

Not Applicable

ITEM 3. Bankruptcy or Receivership

Not Applicable

ITEM 4. Changes in Registrant's Certifying Accountant

Not Applicable

ITEM 5. Other Events and Regulation FD Disclosure

On September 24th, 2003 the Registrant publicly disseminated a press release announcing that its subsidiary company, Chiropractic USA, Inc.’s (Chiropractic USA) business plan of franchising Chiropractic clinics on a national basis is moving forward ahead of schedule with franchise applications and inquiries rolling in from all across the country since the commencement of its franchising program on September 1st, 2003. The officers of Banyan announced that the top echelon of the Waiting List Practice program, some of the most highly respected Chiropractors in the country, have converted or are about to convert some of the most successful Chiropractic clinics in the country to Chiropractic USA franchises. The interest level in converting clinics into Chiropractic USA locations is stronger than ever. Area Representative Agreements are currently in place in Hawaii, California, Texas, Iowa, Michigan, South Carolina, Georgia, and Florida, in addition to Chiropractic USA’s Louisiana operations. The Area agreements bring in significant revenues over the long term, while existing franchise agreements currently provide for system wide revenues in excess of $8 million per year. Chiropractic USA is now processing approximately 30 franchise applications – from both existing clinics wanting to convert as well as from new clinics who want to open under the Chiropractic USA format and brand. Negotiations are underway for additional Area Representative positions which should conclude shortly, adding at least another 4 states. The Registrant’s concluded by stating that it is their intention to move the company to a more senior stock exchange as soon as practicable and they are working towards meeting the minimum listing requirements for such a move in the near future.

The information contained in the Press Release is incorporated herein by reference and filed as exhibit 99.1 hereto.

ITEM 6. Resignations of Registrant's Directors

Not applicable.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial statements of business acquired

Not Applicable

(b)	Pro forma financial information

Not Applicable

(c)	Exhibits

The following Exhibits are filed as a part of this disclosure statement:

99.1	The Registrant’s Press Release dated September 24th, 2003.

ITEM 8. CHANGES IN FISCAL YEAR.

Not Applicable

ITEM 9. REGULATION FD DISCLOSURE.

Not Applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANYAN CORPORATION
(Registrant)

Date:	October 3rd, 2003	/s/ Michael J. Gelmon
Michael J. Gelmon
Chief Executive Officer and Director

EXHIBIT INDEX

Exhibit
Number	Description

99.1	The Registrant’s Press Release dated September 24th, 2003